Exhibit 99.1

Contact:

William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

Woburn, MA, August 11, 2008 — ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the second quarter of 2008.

For the quarter ended June 30, 2008, the Company reported a net loss of $16,040,000 or $0.37 per share, compared with a net loss of $13,361,000, or $0.36 per share, for the second quarter of 2007.  For the six-month period ended June 30, 2008, the Company reported a net loss of $29,954,000 or $0.68 per share, compared to a net loss of $27,865,000, or $0.77 per share, for the six-month period ended June 30, 2007.

At June 30, 2008, the Company had a total of approximately $102,520,000 in cash, cash equivalents and long-term marketable securities.

Operational Highlights

•                  Data presented at ASCO identify maximum tolerated dose and confirm c-Met inhibition by ARQ 197 in patient tumor biopsy samples

•                  Paolo Pucci joins ArQule as new chief executive officer on June 9, 2008

•                  Dr. Brian Schwartz joins ArQule as new chief medical officer on July 14, 2008

“On the clinical front, findings from a Phase 1, dose-escalation trial with ARQ 197 that were presented at the recent 2008 Annual Meeting of the American Society of Clinical Oncology showed a dose-dependent increase in systemic drug exposure and identified a maximum tolerated dose of 300 milligrams twice daily,” said Paolo Pucci, chief executive officer of ArQule. “We are discussing these findings with clinical investigators and regulatory authorities to further focus our clinical program.

“The arrival of Dr. Brian Schwartz, our new chief medical officer, on July 14 underscores the sense of urgency to advance ARQ 197 along the clinical development pathway,” said Mr. Pucci.  “We welcome Brian’s depth and breadth of oncology product development experience, which encompasses cytostatic, cytotoxic and immunological agents.  Of particular relevance is his recent experience in the development of sorafenib (Nexavar®) in renal cell carcinoma.

“We are also conducting in-depth scientific, regulatory and commercial analyses to map out and prioritize the optimal advanced-stage development pathways for this compound,” said Mr. Pucci.  “We expect to communicate additional details regarding this program in the third quarter.”

Revenues and Expenses

The Company reported total revenues of $2,583,000 for the quarter ended June 30, 2008, compared to revenues of $2,235,000 for the second quarter of 2007.  Revenues for the six months ended June 30, 2008 were $6,110,000 compared to revenues of $3,887,000 for the six months ended June 30, 2007.  Increased revenues for the 2008 six-month period are primarily due to revenues from Kyowa Hakko Kogyo Co., Ltd. (Kyowa).

Total costs and expenses for the quarter ended June 30, 2008 were $19,269,000 compared to $16,873,000 for the second quarter of 2007.  Total costs and expenses for the six months ended June 30, 2008 were $38,355,000 compared to $34,087,000 for the same period in 2007.  Research and development costs for the three and six-month periods ended June 30, 2008 were $14,980,000 and $28,432,000, respectively, compared with $13,077,000 and $26,781,000 for the 2007 three and six-month periods.  Increased research and development costs and expenses in 2008 were primarily the result of clinical development and related costs for Phase 2 clinical trials with ARQ 197.

General and administrative costs for the three and six-month periods ended June 30, 2008 were $4,289,000 and $9,923,000 respectively, compared with $3,796,000 and $7,306,000 for the 2007 three and six-month periods.  The increased 2008 general and administrative expenses were primarily due to non-cash, stock-based compensation costs resulting from the Company’s employment agreements with its previous and current chief executive officers.

Financial Guidance

As previously stated, for 2008 ArQule expects revenues to range between $10.0 and $10.5 million, related to the Company’s ongoing partnerships with Roche and Kyowa.  Net use of cash is expected to range between $55 and $60 million.  Net loss is expected to range between $69 and $74 million, and net loss per share to range between $1.57 and $1.68 for the year.  ArQule expects to end 2008 with between $75 and $80 million in cash, cash equivalents and long-term marketable securities.

Conference Call and Webcast

Date:	Monday, August 11, 2008
Time:	9:00 a.m. ET
Conference Call Numbers
Domestic:	866-362-4820
International:	617-597-5345
Participant Passcode:	55588807
Web cast:	http://www.arqule.com

A replay of the conference call will be available for seven days following the call and can be accessed by dialing toll-free 888-286-8010 and outside the U.S. 617-801-6888.  The replay access code is 60157973.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to cancer. ArQule’s clinical-stage products consist of ARQ 197, an inhibitor of the c-Met receptor tyrosine kinase, and ARQ 501, an activator of the cell’s DNA damage response mechanism mediated by the E2F-1 transcription factor.  The Company’s most advanced pre-clinical development programs are focused on ARQ 761, a second-generation E2F-1 activator, as well as compounds that inhibit the Eg5 kinesin spindle protein and the B-RAF kinase.  ArQule’s discovery efforts are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate), an energy source for cells.  For more information, please visit www.arqule.com.

This press release contains forward-looking statements regarding the Company’s operating performance, such as projections about its future results of operations and its financial condition, which would be affected by such factors as the rate of research and development and other expenditures, new sources of revenue and  potential future milestone and royalty payments from its existing partners Kyowa Hakko Kogyo Co., Ltd., and Hoffmann-La Roche that could result from the future development of ARQ 197 and products in the Company’s E2F-1 cancer program, including ARQ 501 and ARQ 761.  Failure to successfully develop these products could prevent the Company from receiving these future payments.  Additional forward-looking statements relate to the progress of the Company’s clinical trials, including Phase 2 trials with ARQ 197. These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, ARQ 197 may not demonstrate promising therapeutic effect; in addition, it may not demonstrate an appropriate safety profile in further pre-clinical testing and in current, later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners to discontinue development.  Even if later stage clinical trials are successful, the risk exists that unexpected concerns may arise from analysis of data or from additional data or that obstacles may arise or issues be identified in connection with review of clinical data with regulatory authorities or that regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for ARQ 197 are subject to the ability of the Company to enroll patients, enter into agreements with clinical trial sites and investigators, and other technical hurdles and issues that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.   Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

ArQule, Inc.

Condensed Statement of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Research and development revenue	$2,583	$2,235	$6,110	$3,887

Costs and expenses:
Research and development	14,980	13,077	28,432	26,781
General and administrative	4,289	3,796	9,923	7,306
Total costs and expenses	19,269	16,873	38,355	34,087

Loss from operations	(16,686)	(14,638)	(32,245)	(30,200)

Investment income	646	1,277	2,291	2,335

Net loss	$(16,040)	$(13,361)	$(29,954)	$(27,865)

Basic and diluted income (loss) per share:
Net loss per share	$(0.37)	$(0.36)	$(0.68)	$(0.77)

Weighted average basic and diluted shares outstanding	43,824	36,901	43,797	36,371

Balance sheet data (in thousands):	June 30, 2008	December 31, 2007

Cash, equivalents and marketable securities- short term	$41,191	$135,082
Marketable securities- long term	61,329	—
	$102,520	$135,082

Total assets	$112,202	$142,210
Stockholders’ equity	$58,504	$88,041

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